Exhibit 107

REGISTRATION FEE TABLE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Units, each consisting of one Class A ordinary share, $0.0001 par value, and one -sixth (1/6) of one right(2)	11,500,000	$10.00	$115,000,000	$10,660.50
Class A ordinary shares included as part of the units(3)	11,500,000	—	—	—	(4)
Rights included as part of the units(3)	11,500,000	—	—	—	(4)
Class A ordinary shares underlying rights included as part of the units(3)	1,916,667	10.00	—	—
Representative’s Class A ordinary shares (3)(5)	57,500	10.00	575,000	53.30
Total			$115,575,000	$10,713.80

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)	Includes 1,500,000 units, consisting of 1,500,000 Class A ordinary shares and 1,500,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share consolidations, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)	Includes 7,500 Class A ordinary shares which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.